Filed pursuant to Rule 424(b)(5)

Registration No. 333-264700

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Supplement dated March 28, 2023

and accompanying Prospectus dated May 13, 2022)

Up to $2,750,000

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated March 28, 2023 (the “Original Prospectus Supplement”), and the accompanying prospectus dated May 13, 2022 (the “Prospectus” related to the offer and sale (“Offering”) by PetVivo Holdings, Inc. (the “Company”) of up to 1,000,000 shares of its common stock (“Common Stock”). This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

We expect to close the Offering on or about on or about April 17, 2023. Accordingly, all references to an expected closing date on or about March 30, 2023, should be replaced with April 17, 2023. We are also filing this prospectus supplement to add additional information about our “Plan of Distribution” on page S-10 of the Original Prospectus Supplement. The Company engaged Bancroft Capital Inc., a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA (the “Broker”) pursuant to a finder’s agreement dated March 28, 2023 to introduce it to investors. Bancroft introduced the Company to two investors, which have subscribed for an aggregate of 456,500 shares of Common Stock in this Offering which represents total gross proceeds to the Company of $1,255,375. For its services, the Broker will receive a finder’s fee equal to 5% of the amount invested by these investors, which is $62,769.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Original Prospectus Supplement and the information set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as well as the other information set forth in other filings under the Securities Exchange Act of 1934, as amended, that are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 17, 2023